EXHIBIT 99.1

TO: DATE:	Directors and Executive Officers November 20, 2007
NOTICE OF TRADING RESTRICTION PERIOD
This notice is given pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of SEC Regulation BTR. Due to certain changes to The Universal Compression, Inc. 401(k) Retirement and Savings Plan (“Universal 401(k) Plan”) and the Universal Compression, Inc. Employee Supplemental Savings Plan (“ESSP”), there will be a trading blackout period for executive officers and directors of Exterran Holdings, Inc. (“Exterran”), as described below.
The Universal 401(k) Plan will be merged into The Hanover Company Savings Plan (“Hanover Plan”) and the Hanover Plan will subsequently change its name to the Exterran 401(k) Retirement Savings Plan. In addition, the ESSP will be amended to (1) transfer the amounts under the ESSP that are subject to Section 409A of the Internal Revenue Code to the new Exterran Deferred Compensation Plan and (2) freeze the ESSP. In connection with these changes to the ESSP and the Universal 401(k) Plan, the record keeper will be changed from Union Bank of California to Prudential Retirement for both the ESSP and the Universal 401(k) Plan. As a result of these changes, for a period beginning December 18, 2007 and ending when the conversion is complete, which is anticipated to be the week of January 13, 2008 (the “blackout period”), participants of the Universal 401(k) Plan will not be able to direct or diversify investments or request a distribution, except to direct changes for new contributions, and participants of the ESSP will be unable to diversify their investments.
Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules promulgated thereunder, there will be a trading blackout period for all executive officers and directors coinciding with the blackout period for the Universal 401(k) Plan and the ESSP. During the blackout period, executive officers and directors of Exterran will be prohibited from purchasing, selling or otherwise acquiring or transferring any Exterran Holdings, Inc. (“Exterran”) common stock that they acquired in connection with their service or employment as a director or executive officer of Exterran. These prohibitions also apply to any Exterran common stock received in exchange for Hanover Compressor Company common stock or Universal Compression Holdings, Inc. common stock to the extent such common stock was acquired in connection with service or employment as a director or executive officer of Hanover or Universal. These trading restrictions apply to holdings both inside and outside of the Hanover Plan, the Universal 401(k) Plan or the ESSP. Notwithstanding the foregoing restrictions, certain transactions are permitted during the blackout period, including (1) purchases or sales of equity securities pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, as long as the advance election was not made or modified during the blackout period or at a time that the executive officer or director was aware of the actual or approximate dates of the impending blackout period and (2) acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent and distribution.
For more information concerning the trading restriction period, please contact Pat Price, Exterran’s Director, Compensation & Benefits at 12001 N. Houston Rosslyn, Houston, Texas 77086, (281) 405-6333.